Exhibit 16.1

PricewaterhouseCoopers LLP
Ten Almaden Boulevard
Suite 1600
San Jose, CA 95113
Telephone (408) 817 3700
Facsimile (408) 817 5050
August 29, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by Iridex Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of lridex Corporation dated August 23, 2007. We agree with the statements concerning our Firm in such Form 8-K. However, we have no basis whatsoever to comment regarding (i) the current status of outstanding material weaknesses in controls related to (a) two foreign subsidiaries and (b) general ledger journal entries and (ii) any remediation efforts with respect to such material weaknesses.
Very truly yours,
PricewaterhouseCoopers LLP